Exhibit 10.2

38C Grove Street, Suite 100

Ridgefield, CT. 06877

(203) 244-6550

December 20, 2013

Gregory Mullins

19528 Dawnshire Drive

Brownstown, MI 48193

Re:	Six Month Retention Agreement

Dear Greg,

As you know, Western Refining (“Western”) on November 12, 2013, acquired the general partner of, and a limited partner interest in, Northern Tier Energy LP (“NTE”). Over the next five months, Western and NTE will be working together to evaluate the long term staffing needs for NTE. This examination will include an analysis of both staffing requirements and work locations. During this roughly five-month evaluation process, through May 15, 2014, we would like you to remain in your current position in your current work location.

If you commit to stay through May 15, 2014, we will guarantee your pay and benefits through that date, so long as you are not terminated for “Cause.” For purposes of this Agreement, “Cause” shall mean: (A) the continuous failure by you to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness) following your being advised of such failure and having a reasonable opportunity to cure your performance failure; (B) gross misconduct or gross negligence by you; or (C) your conviction of, or entering a plea of, guilty or nolo contendere to the commission of a felony. If you are terminated without Cause prior to May 15, 2014, we will continue your salary and benefits through that date.

As an additional benefit, if you remain employed through May 15, 2014, or if on or before May 15, 2014, (1) NTE terminates your employment without cause, (2) your position is eliminated (for which you will be notified no later than April 15, 2014), or (3) you are required to relocate as a condition of your continued employment (for which you will be notified no later than April 15, 2014) and you choose not to relocate (any of such three events shall be referred to as a “Separation Event” in this Agreement), then, subject to the terms and conditions of this Agreement, NTE will pay you a lump sum retention bonus equal to six months of your then current salary, less required withholdings (the “Retention Bonus”), provided that following termination of your employment you execute and deliver a Separation Release and Restrictive Covenant Agreement (“Separation Release”) which NTE will prepare and provide to you. The Retention Bonus will be paid no later than the next regular NTE payroll date after all waiting periods in the properly executed and delivered Separation Release have expired and the Separation Release has become final and enforceable. The Retention Bonus will be paid by direct deposit into the bank account used to pay you your current salary unless you provide written instructions to the contrary at the time you return the executed Separation Release.

As further benefits provided to you under the Separation Release, NTE will also provide the following, in each case, subject to the terms and conditions of the Separation Release:

•	NTE will pay the employer portion for continuation of healthcare benefits for six (6) months after your employment ends so that you can continue your healthcare benefits at your pre-termination employee rate (maintaining the same elections as done during open enrollment) as provided in the NTE Employee Benefit Plan. Following the NTE six month paid continuation of healthcare benefits, you may then seek an additional eighteen (18) months of continued healthcare benefits at your own expense pursuant to your COBRA rights.

•	NTE will provide outplacement support at NTE’s expense.

•	If you are eligible, and if NTE in its sole discretion elects to pay a 2013 bonus, you will be paid such a bonus at the time NTE elects to pay it even if at the time such 2013 bonus is paid you are no longer working for NTE because a Separation Event has occurred. The payment and amounts of any individual 2013 bonus payment are in the sole discretion of NTE.

If you agree to continue working through May 15, 2014, but a Separation Event occurs, then regardless whether you sign the Separation Release you will receive the following benefits:

•	You will still receive other benefits, if any, to which you are entitled by any offer letter or employment agreement between you and NTE that are not specifically addressed in this letter, but you will not be entitled to any benefits under this Agreement which are duplicative of any benefits you would receive under any offer letter or employment agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Retention Bonus provided pursuant to the Separation Release is intended to be and will be paid in addition to any severance payment owed under any offer letter or employment agreement between you and NTE.

•	You will continue to vest in all outstanding equity awards to the extent provided for and consistent with the terms of all executed agreements between you and NTE and/or the terms of any applicable equity plan.

•	Upon termination of employment, you will be paid all unused and accrued vacation in accordance with Section 3.12 of the April 2013 edition of the Northern Tier Energy Employee Handbook.

You acknowledge and agree that NTE may withhold from the Retention Bonus an amount equal to the Employee portion of the premiums required for healthcare benefits. You further acknowledge and agree that your 2014 IRS Form W-2 may include some imputed taxable income equal to the amount of the NTE-paid health care premiums (during the six month period when NTE may cover part of the cost for your health coverage continuation) if appropriate. Should you accept employment other than with NTE or any of its affiliates during the six month period following a Separation Event when you are receiving NTE paid continuation of healthcare benefits (whether or not comparable coverage is made available in connection with said employment), you would no longer be entitled to NTE paid continuation of health benefits and NTE will refund to you the amount, if any, deducted from your Retention Bonus for the Employee premiums for the healthcare continuation benefit you did not receive. You promise and agree that you will inform NTE should you become employed during this six month time following a Separation Event, and if you fail to inform NTE of such employment, then you agree to repay NTE for any costs NTE incurred providing healthcare continuation after the date you began such employment and further agree that NTE will have no obligation to make further payments for health benefits. You remain free at all times to continue your healthcare benefits pursuant to COBRA at your sole expense.

In the meantime, your job continues as before. It is our hope and desire that you will continue working with NTE through May 15, 2014, and we expect that you will continue to perform your job as you have in the past. We appreciate all of the hard work and dedication you provide to NTE.

Please sign this letter below to acknowledge your acceptance of its terms and return it to Christine Carnicelli in the Ridgefield, CT office no later than December 27, 2013.

Sincerely,

NORTHERN TIER ENERGY LLC

By	/s/ Christine Carnicelli
Christine Carnicelli
Vice President, Human Resources

Agreed to by

/s/ Gregory W. Mullins
Gregory Mullins

President, St. Paul Park Refinery
Title

December 20, 2013
Date

[Signature Page to Retention Letter, dated December 20, 2013

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